Exhibit 4.4

SECURITY AGREEMENT

This SECURITY AGREEMENT is made as of December 14, 2005 by and between Integrated Security Systems, Inc., a Delaware corporation (“Debtor”), B&B ARMR Corporation, a Delaware corporation and wholly-owned subsidiary of Debtor (“B&B ARMR”), Renaissance Capital Growth & Income Fund III, Inc., a Texas corporation (“Renn III”), BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales (“BFS”), Renaissance US Growth Investment Trust PLC (“RUSGIT” and, together with Renn III and BFS, collectively, the “Secured Parties”), and Renn Capital Group, Inc. (the “Agent”), solely as agent for the Secured Parties and not on its own behalf.

RECITALS:

WHEREAS, the Secured Parties have made loans to Debtor in the aggregate principal amount of $1,500,000 pursuant to Convertible Promissory Notes dated the date hereof (the “Promissory Notes”); and

WHEREAS, in order to induce the Secured Parties to issue the Promissory Notes, Debtor and B&B ARMR have agreed to execute and deliver to the Secured Parties this Agreement for the benefit of the Secured Parties and to grant to the Secured Parties a security interest in certain property of B&B ARMR to secure the prompt payment, performance and discharge in full of all of Debtor’s obligations under the Promissory Notes; and

WHEREAS, in connection with the security interest granted hereunder, B&B ARMR hereby expressly agrees and acknowledges that it has benefited from the borrowings by Debtor from the Secured Parties pursuant to the Promissory Notes and, without limiting the generality of the foregoing, Debtor and B&B ARMR agree and acknowledge to the Secured Parties that Debtor expects to advance funds borrowed from the Secured Parties to B&B ARMR and that such funds are expected to be of substantial benefit to the conduct of B&B ARMR’s business affairs, and that on its own B&B ARMR would not be able to borrow funds for use in connection with its business on terms as favorable as Debtor is able to borrow such funds from the Secured Parties.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Grant of Security Interest. To secure the complete and timely payment, performance and discharge in full, as the case may be, of all of Debtor’s obligations under the Promissory Notes, Debtor and B&B ARMR hereby unconditionally and irrevocably, pledge, grant and hypothecate to the Secured Parties a continuing security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of B&B ARMR’s right, title and interest of whatsoever kind and nature in and to the Collateral.

2.

Collateral. The collateral of this Agreement (the “Collateral”) shall be limited to the membership or other equity interest (the “Membership Interest”) in B&B Roadway, LLC, a Texas limited liability company (“B&B Roadway”) held by B&B ARMR, which Membership Interest comprises a 65% ownership interest in B&B Roadway, together with all proceeds, products, payments or revenues arising from the Membership Interest; provided, however, that B&B ARMR shall be entitled to receive all such proceeds, products, payments or revenues, and shall be entitled to exercise all other rights associated with the Membership Interest, until such time as there shall have occurred an Event of Default (hereinafter defined) as a result of which the Secured Parties, or any of them, become the owner of the Membership Interest.  The “Collateral” does not include any assets of Debtor or B&B ARMR other than as set forth in this Section 2.

3.

Obligations of Debtor.  Each of Debtor and B&B hereby represents and agrees that:

(a)

The Collateral, and each part thereof, is free and clear from, and is not subject to, any security interest, mortgage, lien or other encumbrance, except for the security interest created hereby; and Debtor and B&B ARMR shall keep and maintain the Collateral, and each part thereof, free and clear of any encumbrance which is or may become equal, senior or superior in priority, operation or effect to the Secured Parties’ security interest in the Collateral;

(b)

Debtor shall pay and reimburse each Secured Party for all reasonable costs and expenses (including reasonable attorney’s fees) incurred by such Secured Party after the occurrence of an Event of Default in connection with its exercise of any rights and remedies under this Agreement, or in enforcing, perfecting or protecting its interests under this Agreement;

(c)

Any Secured Party may renew, extend or waive the time of payment and/or the manner, place or terms of payment of all or any part of the indebtedness secured hereby or any renewal thereof; and make or permit to be made any exchange, release, substitution, addition, surrender, settlement or compromise with respect to the Collateral, the indebtedness secured hereby or any party liable on such indebtedness.

4.

Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)

Debtor’s or B&B ARMR’s breach of any material covenant, obligation or other material term or condition contained in this Security Agreement or the Promissory Notes and such breach continues for a period of thirty (30) days after written notice thereof to Debtor from any Secured Party or Agent; and

(b)

The occurrence of an Event of Default (as defined therein) under any Promissory Note.

5.

Secured Parties’ Rights and Remedies Upon Default.  Upon the occurrence and during the continuation of any Event of Default, the Secured Parties and Agent shall be entitled to exercise all other rights and remedies available at law or in equity.

6.

Rights and Remedies Upon Default.  Each Secured Party hereby irrevocably appoints Agent to act on its behalf as the Agent hereunder and under any other document executed in connection herewith, and authorizes the Agent to take such actions on its behalf and to exercise such powers as Agent (in its sole discretion) may desire to exercise on behalf of such Secured Party in connection with this Agreement and the Promissory Notes.  The provisions of this Section 6 are solely for the benefit of the Agent and the Secured Parties, and neither Debtor nor B&B ARMR shall have rights as a third party beneficiary of any of such provisions.  Upon occurrence of any Event of Default and at any time thereafter, the Agent (on behalf of the Secured Parties) shall have the right to exercise (on behalf of the Secured Parties) all of the remedies conferred to the Secured Party hereunder and under the Promissory Notes, and the Agent (on behalf of the Secured Parties) shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which the Collateral is then located).

Neither Agent nor any of its affiliates or representatives will be liable for any action taken or omitted to be taken by it or them under this Agreement in good faith and believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment (except for fraud, gross negligence, or willful misconduct).  Unless indemnified to its satisfaction against loss, cost, liability, and expense, Agent may not be compelled to do any act under this Agreement or to take any action toward the execution or enforcement of the powers created under this Agreement or to prosecute or defend any suit in respect of this Agreement.  If Agent requests instructions from Secured Parties with respect to any act or action in connection with this Agreement, then Agent is entitled to refrain (without incurring any liability to anyone by so refraining) from that act or action unless and until it has received instructions.  In no event, however, may Agent or any of its representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability.  Without limiting the generality of the foregoing, no Secured Party has any right of action against Agent as a result of Agent’s acting or refraining from acting under this Agreement in accordance with instructions of the Secured Parties.  Each Secured Party agrees to indemnify Agent and its representatives and hold them harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and reasonable disbursements of any kind or nature whatsoever that may be imposed on, asserted against, or incurred by them in any way relating to or arising out of this Agreement or any action taken or omitted by them under this Agreement.  Although  Agent and its representatives have the right to be indemnified under this Agreement for its or their own ordinary negligence, Agent and its representatives do not have the right to be indemnified under this Agreement for its or their own fraud, gross negligence, or willful misconduct.

7.

Power of Attorney.  B&B ARMR hereby irrevocably appoints Agent as its attorney-in-fact, with full authority in the place and stead of B&B ARMR, and in the name of B&B ARMR, from time to time in the Agent’s discretion and prior to the termination of this Agreement, to execute and file one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of B&B ARMR where permitted by law.

8.

Miscellaneous.

(a)

Any Secured Party may waive any default, or remedy any default in any reasonable manner, without waiving any other default; and any Secured Party may waive or delay the exercise of any right or remedy under this Agreement without waiving that right or remedy or any other right or remedy hereunder.

(b)

This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto.

(c)

Each of the foregoing agreements, covenants and warranties on the part of the Debtor and B&B ARMR shall be deemed and construed to be on a continuing basis and shall survive the execution and delivery of this Agreement.

(d)

All notices, requests, demands or other communications provided for herein shall be in writing and shall be deemed to have been given when sent by registered or certified mail, return receipt requested, addressed to the parties at their addresses set forth below or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner:

If to Debtor:

Integrated Security Systems, Inc.

8200 Springwood Drive, Suite 230

Irving, Texas  75063

Attention: Chief Executive Officer

(972) 444-8280

(972) 869-3843 (fax)

with a copy to:

Haynes and Boone, LLP

2505 N. Plano Road, Suite 4000

Richardson, Texas 75082

Attention: David H. Oden, Esq.

(972) 739-6929

(972) 692-9029 (fax)

If to any Secured Party or Agent:

Renn Capital Group, Inc.

8080 North Central Expressway

Suite 210-LP 59

Dallas, Texas 75206

Attention: Russell Cleveland

Telephone: (214) 891-8294

Facsimile: (214) 891-8291

(e)

This Agreement may not be amended, modified or terminated except in a writing executed by all the parties hereto; and no waiver of any provision or consent hereunder shall be effective unless executed in a writing by the waiving or consenting party.

(f)

This Agreement shall be construed according to and governed by the laws of the State of Texas, without regard to any conflicts of laws principles (whether of the State of Texas or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Texas.  Each of the parties hereto irrevocably submit to the exclusive jurisdiction of any Texas State or United States Federal court sitting in Dallas County, Texas over any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto further waive any objection to venue in the State of Texas and any objection to an action or proceeding in the State of Texas on the basis of forum non conveniens.

(g)

Each party hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  The scope of this waiver is intended to be all encompassing of any disputes that may be filed in any court and that relate to the subject mater of this Agreement, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement for each party to enter into a business relationship, that each party has relied on this waiver in entering into this Agreement and that each party will continue to rely on this waiver in their related future dealings.  Each party further warrants and represents that it has reviewed this waiver with its legal counsel, and that such party has knowingly and voluntarily waives its rights to a jury trial following such consultation.  This waiver is irrevocable, meaning that, notwithstanding anything herein to the contrary, it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals and supplements or modifications to this agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

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IN WITNESS WHEREOF, the parties hereto, intending to be legal bound hereby, have executed and delivered this Agreement the day and year first above written.

INTEGRATED SECURITY SYSTEMS, INC.

By: /s/ C. A. RUNDELL, JR.

C. A. Rundell, Jr.,

Chairman and Chief Executive Officer

B&B ARMR CORPORATION

By: /s/ PETER BEARE

Peter Beare,

Chairman and Chief Executive Officer

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

By:  /s/ RUSSELL CLEVELAND

Russell Cleveland, President

RENAISSANCE US GROWTH INVESTMENT TRUST PLC

By:  /s/ RUSSELL CLEVELAND

Russell Cleveland, Director

BFS US SPECIAL OPPORTUNITIES TRUST PLC

By:  /s/ RUSSELL CLEVELAND

Russell Cleveland, Director

RENN CAPITAL GROUP, INC., as Agent

By:  /s/ RUSSELL CLEVELAND

Russell Cleveland, President